Exhibit 99.1
News Release

Boeing Corporate Offices 100 North Riverside Plaza Chicago, IL 60606-1596 www.boeing.com
Boeing Reports Second-Quarter Results and Raises 2014 EPS Guidance

▪	Revenue of $22 billion reflects higher commercial deliveries

▪	Core EPS (non-GAAP)* increased 45 percent to $2.42; GAAP EPS of $2.24

▪	Solid operating cash flow of $1.8 billion; strong liquidity of $11.3 billion in cash & marketable securities

▪	Backlog remains strong at $440 billion with over 5,200 commercial airplane orders

▪	Repurchased 11.4 million shares for $1.5 billion

▪	2014 core EPS guidance increased $0.75 to between $7.90 and $8.10

Table 1. Summary Financial Results	Second Quarter			First Half
(Dollars in Millions, except per share data)	2014	2013	Change	2014	2013	Change

Revenues	$22,045	$21,815	1%	$42,510	$40,708	4%

Non-GAAP*
Core Operating Earnings	$1,991	$2,028	(2)%	$4,086	$3,895	5%
Core Operating Margin	9.0%	9.3%	(0.3) Pts	9.6%	9.6%	0.0 Pts
Core Earnings Per Share	$2.42	$1.67	45%	$4.16	$3.40	22%
Operating Cash Flow Before Pension Contributions	$1,809	$3,480	(48)%	$2,921	$4,004	(27)%
GAAP
Earnings From Operations	$1,787	$1,716	4%	$3,329	$3,244	3%
Operating Margin	8.1%	7.9%	0.2 Pts	7.8%	8.0%	(0.2) Pts
Net Earnings	$1,653	$1,088	52%	$2,618	$2,194	19%
Earnings Per Share	$2.24	$1.41	59%	$3.50	$2.85	23%
Operating Cash Flow	$1,809	$3,467	(48)%	$2,921	$3,991	(27)%
* Non-GAAP measures (core operating earnings, core operating margin and core earnings per share) exclude certain components of pension and post retirement benefit expense that management believes are not reflective of underlying business performance. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”

CHICAGO, July 23, 2014 – The Boeing Company [NYSE: BA] reported second-quarter core earnings per share (non-GAAP) of $2.42, reflecting strong performance and favorable tax items (Table 1). Second-quarter 2014 results included a $272 million after-tax charge ($0.37 per share) on the KC-46A Tanker program reflecting the cost of additional engineering and systems installation work required to complete the Engineering and Manufacturing Development contract. Favorable tax items include the previously announced tax benefit of $116 million for the 2007-2008 tax settlement, as well as an additional tax benefit of $408 million in the second quarter.
Core earnings per share guidance for 2014 increased to between $7.90 and $8.10, from $7.15 to $7.35, reflecting the $408 million tax benefits, strong operating performance and the KC-46A Tanker charge. GAAP earnings per share guidance for 2014 increased to between $6.85 and $7.05.
“Strong operating performance across our production programs and services businesses drove revenue and earnings-per-share growth and healthy operating cash flow, which supported $1.5 billion in additional share repurchases in the quarter,” said Boeing Chairman and Chief Executive Officer Jim McNerney. “We delivered our first 787-9 and our 8,000th 737, successfully completed a key missile defense intercept test, and delivered our 100th EA-18G Growler to the U.S. Navy.”
“While challenges resolving engineering and systems installation issues on our tanker test aircraft are resulting in higher spending to maintain schedule, the issues are well understood and we remain on path to begin flight testing fully provisioned tankers the first part of next year,” McNerney said.
     “With 783 new commercial airplane orders to date this year and significant contracts in the quarter for military aircraft and satellites, our backlog remains large and diverse.  Overall, our strong first-half financial performance, sustained focus on growth and productivity, and positive market outlook support our increased earnings guidance for the year,” he said.

Table 2. Cash Flow	Second Quarter		First Half
(Millions)	2014	2013	2014	2013
Operating Cash Flow Before Pension Contributions*	$1,809	$3,480	$2,921	$4,004
Pension Contributions		($13)		($13)
Operating Cash Flow	$1,809	$3,467	$2,921	$3,991
Less Additions to Property, Plant & Equipment	($449)	($455)	($946)	($976)
Free Cash Flow*	$1,360	$3,012	$1,975	$3,015
Operating cash flow in the quarter was $1.8 billion, reflecting commercial airplane production rates, strong operating performance and timing of receipts and expenditures (Table 2). During the quarter, the company repurchased 11.4 million shares for $1.5 billion, leaving $6.8 billion remaining under the current repurchase authorization expected to be completed over approximately the next two years. The company also paid $0.5 billion in dividends in the quarter, reflecting an approximately 50 percent increase in dividends per share compared to the same period of the prior year.

Table 3. Cash, Marketable Securities and Debt Balances	Quarter-End
(Billions)	Q2 14	Q1 14
Cash	$7.5	$6.9
Marketable Securities[1]	$3.8	$5.3
Total	$11.3	$12.2
Debt Balances:
The Boeing Company, net of intercompany loans to BCC	$6.4	$6.3
Boeing Capital, including intercompany loans	$2.5	$2.6
Total Consolidated Debt	$8.9	$8.9
1 Marketable securities consists primarily of time deposits due within one year classified as "short-term investments."

Cash and investments in marketable securities totaled $11.3 billion at quarter-end (Table 3), down from $12.2 billion at the beginning of the quarter, primarily due to the share repurchases. Debt was $8.9 billion, unchanged from the beginning of the quarter.
Total company backlog of $440 billion was unchanged from the beginning of the quarter, and included net orders for the quarter of $23 billion.

Segment Results
Commercial Airplanes

Table 4. Commercial Airplanes	Second Quarter			First Half
(Dollars in Millions)	2014	2013	Change	2014	2013	Change

Commercial Airplanes Deliveries	181	169	7%	342	306	12%

Revenues	$14,304	$13,624	5%	$27,041	$24,314	11%
Earnings from Operations	$1,550	$1,453	7%	$3,052	$2,672	14%
Operating Margin	10.8%	10.7%	0.1 Pts	11.3%	11.0%	0.3	Pts
Commercial Airplanes second-quarter revenue increased 5 percent to $14.3 billion on higher deliveries. Second-quarter operating margin was 10.8 percent, reflecting the delivery volume and strong performance offset by the $238 million pre-tax charge on the KC-46A Tanker program (Table 4). During the quarter, Commercial Airplanes delivered the first 787-9 Dreamliner and the 787 program received 330-minute ETOPS certification. In July, Emirates Airline and Qatar Airways finalized orders totaling 200 777X airplanes and Monarch Airlines announced a commitment to purchase 30 737 MAX airplanes.
Commercial Airplanes booked 264 net orders during the quarter. Backlog remains strong with over 5,200 airplanes valued at a record $377 billion.
Defense, Space & Security

Table 5. Defense, Space & Security	Second Quarter			First Half
(Dollars in Millions)	2014	2013	Change	2014	2013	Change
Revenues[1]
Boeing Military Aircraft	$3,523	$3,641	(3)%	$6,981	$7,621	(8)%
Network & Space Systems	$1,920	$2,049	(6)%	$3,796	$4,009	(5)%
Global Services & Support	$2,304	$2,496	(8)%	$4,603	$4,666	(1)%
Total BDS Revenues	$7,747	$8,186	(5)%	$15,380	$16,296	(6)%
Earnings from Operations[1]
Boeing Military Aircraft	$165	$386	(57)%	$497	$813	(39)%
Network & Space Systems	$150	$137	9%	$318	$293	9%
Global Services & Support	$267	$253	6%	$545	$502	9%
Total BDS Earnings from Operations	$582	$776	(25)%	$1,360	$1,608	(15)%
Operating Margin	7.5%	9.5%	(2.0) Pts	8.8%	9.9%	(1.1) Pts
1 During the first quarter of 2014, certain programs were realigned between Boeing Military Aircraft and Global Services & Support.
Defense, Space & Security’s second-quarter revenue was $7.7 billion. Operating margin was 7.5 percent, reflecting the $187 million pre-tax charge recorded at BMA on the KC-46A Tanker program partially offset by strong operating performance (Table 5).
Boeing Military Aircraft (BMA) second-quarter revenue was $3.5 billion, reflecting fewer C-17 and P-8 deliveries partially offset by higher F-15 deliveries. Operating margin of 4.7 percent was impacted by the charge on the KC-46A Tanker program. During the quarter, BMA was awarded a contract for 44 E/A-18 and F/A-18 aircraft from the U.S. Navy.

Network & Space Systems (N&SS) second-quarter revenue was $1.9 billion, reflecting lower commercial satellites volume, and operating margin increased to 7.8 percent.  During the quarter, N&SS completed a successful Missile Defense System intercept in flight test.
Global Services & Support (GS&S) second-quarter revenue was $2.3 billion, reflecting lower volume in maintenance, modifications and upgrades.  Operating margin increased to 11.6 percent reflecting strong performance.  During the quarter, GS&S was awarded a 5 year contract to provide support for Australia’s Airborne Early Warning & Control (AEW&C) aircraft.
Backlog at Defense, Space & Security was $63 billion, of which 36 percent represents orders with international customers.
Additional Financial Information

Table 6. Additional Financial Information	Second Quarter		First Half
(Dollars in Millions)	2014	2013	2014	2013
Revenues
Boeing Capital	$90	$104	$172	$209
Other segment	$22	$27	$42	$54
Unallocated items and eliminations	($118)	($126)	($125)	($165)
Earnings from Operations
Boeing Capital	$33	$19	$77	$63
Other segment income/(expense)	($48)	($43)	($110)	($101)
Unallocated items and eliminations excluding unallocated pension/postretirement expense	($126)	($177)	($293)	($347)
Unallocated pension/postretirement expense	($204)	($312)	($757)	($651)
Other income, net	$11	$13	$20	$22
Interest and debt expense	($81)	($96)	($173)	($195)
Effective tax rate	3.7%	33.4%	17.6%	28.6%
At quarter-end, Boeing Capital's net portfolio balance was $3.4 billion down from $3.5 billion at the beginning of the quarter.
Unallocated items and eliminations totaled $126 million at quarter end, down from $177 million in the same period of the prior year, primarily due to lower deferred compensation expense. Total pension expense for the second quarter was $693 million, down from $753 million in the same period of the prior year. The company's effective income tax rate was 3.7 percent at quarter end, down from 33.4 percent in the same period of the prior year. The second quarter 2014 effective income tax rate included a $265 million benefit for a tax basis adjustment, $143 million benefit for a 2009-2010 tax settlement and the previously announced benefit of $116 million for the 2007-2008 tax settlement.

Outlook
The company’s 2014 financial guidance (Table 7) reflects continued strong performance in both businesses.

Table 7. Financial Outlook
(Dollars in Billions, except per share data)	2014

The Boeing Company
Revenue	$87.5 - 90.5
Core Earnings Per Share*	$7.90 - 8.10
GAAP Earnings Per Share	$6.85 - 7.05
Operating Cash Flow Before Pension Contributions*	~ $7
Operating Cash Flow [1]	~ $6.25

Commercial Airplanes
Deliveries [2]	715 - 725
Revenue	$57.5 - 59.5
Operating Margin	> 10%

Defense, Space & Security (revised for business realignment)
Revenue
Boeing Military Aircraft	~ $14.2
Network & Space Systems	~ $7.7
Global Services & Support	~ $8.6

Total BDS Revenue	$30 - 31

Operating Margin
Boeing Military Aircraft	~ 9.0%
Network & Space Systems	~ 8.5%
Global Services & Support	~ 11.0%

Total BDS Operating Margin	~ 9.5%

Boeing Capital
Portfolio Size	Lower
Revenue	~ $0.3
Pre-Tax Earnings	~ $0.05

Research & Development	~ $3.2
Capital Expenditures	~ $2.5
Pension Expense [3]	~ $3.2
Effective Tax Rate [4]	~ 23%
1    After discretionary cash pension contributions of $0.75 billion and assuming new aircraft financings under $0.5 billion
2    Assumes approximately 110 787 deliveries
3 Approximately $1.3 billion is expected to be recorded in unallocated items and eliminations
4 Assumes the extension of the research and development tax credit
*    Non-GAAP measures. Complete definitions of Boeing’s non-GAAP measures are on page 7, “Non-GAAP Measures Disclosures.”
    Boeing's core earnings per share guidance for 2014 increased to between $7.90 and $8.10, from $7.15 to $7.35, reflecting the $408 million tax benefits, strong operating performance and the KC-46A Tanker charge. GAAP earnings per share guidance for 2014 increased to between $6.85 and $7.05.

Commercial Airplanes operating margin guidance increased to greater than 10 percent on strong operating performance.
Defense, Space & Security operating margin guidance is unchanged at approximately 9.5 percent. Boeing Military Aircraft operating margin guidance is lowered to approximately 9 percent. Global Services & Support operating margin guidance increased to approximately 11 percent reflecting strong performance.
Boeing’s effective tax rate is now expected to be approximately 23 percent in 2014, down from approximately 29 percent, to reflect the additional tax benefits recorded in the second quarter and continues to assume the extension of the research and development tax credit.

Non-GAAP Measures Disclosures
We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial information. The non-GAAP financial information presented excludes certain significant items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide investors with additional insight into the company’s ongoing business performance. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure. The following definitions are provided:
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
Core operating earnings is defined as GAAP earnings from operations excluding unallocated pension and post-retirement expense. Core operating margin is defined as core operating earnings expressed as a percentage of revenue. Core earnings per share is defined as GAAP diluted earnings per share excluding the net earnings per share impact of unallocated pension and post-retirement expense. Unallocated pension and post-retirement expense represents the portion of pension and other post-retirement costs that are not recognized by business segments for segment reporting purposes. Management uses core operating earnings, core operating margin and core earnings per share for purposes of evaluating and forecasting underlying business performance. Management believes these core earnings measures provide investors additional insights into operational performance as they exclude unallocated pension and post-retirement costs, which primarily represent costs driven by market factors and costs not allocable to government contracts. A reconciliation between the GAAP and non-GAAP measures is provided on page 14.
Operating Cash Flow Before Pension Contributions
Operating cash flow before pension contributions is defined as GAAP operating cash flow less pension contributions. Management believes operating cash flow before pension contributions provides additional insights into underlying business performance. Management uses operating cash flow before pension contributions as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and operating cash flow before pension contributions.
Free Cash Flow
Free cash flow is defined as GAAP operating cash flow less capital expenditures for property, plant and equipment additions. Management believes free cash flow provides investors with an important perspective on the cash available for shareholders, debt repayment, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures such as repayment of maturing debt. Management uses free cash flow as a measure to assess both business performance and overall liquidity. Table 2 provides a reconciliation between GAAP operating cash flow and free cash flow.

Caution Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are risks related to: (1) general conditions in the economy and our industry, including those due to regulatory changes; (2) our reliance on our commercial airline customers; (3) the overall health of our aircraft production system, planned production rate increases across multiple commercial airline programs, our commercial development and derivative aircraft programs, and our aircraft being subject to stringent performance and reliability standards; (4) changing budget and appropriation levels and acquisition priorities of the U.S. government; (5) our dependence on U.S. government contracts; (6) our reliance on fixed-price contracts; (7) our reliance on cost-type contracts; (8) uncertainties concerning contracts that include in-orbit incentive payments; (9) our dependence on our subcontractors and suppliers, as well as the availability of raw materials, (10) changes in accounting estimates; (11) changes in the competitive landscape in our markets; (12) our non-U.S. operations, including sales to non-U.S. customers; (13) potential adverse developments in new or pending litigation and/or government investigations; (14) customer and aircraft concentration in Boeing Capital’s customer financing portfolio; (15) changes in our ability to obtain debt on commercially reasonable terms and at competitive rates in order to fund our operations and contractual commitments; (16) realizing the anticipated benefits of mergers, acquisitions, joint ventures/strategic alliances or divestitures; (17) the adequacy of our insurance coverage to cover significant risk exposures; (18) potential business disruptions, including those related to physical security threats, information technology or cyber-attacks or natural disasters; (19) work stoppages or other labor disruptions; (20) significant changes in discount rates and actual investment return on pension assets; (21) potential environmental liabilities; and (22) threats to the security of our or our customers’ information.
Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

# # #
Contact:

Investor Relations:	Troy Lahr or Matt Welch (312) 544-2140
Communications:	Chaz Bickers (312) 544-2002

The Boeing Company and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions, except per share data)	2014	2013	2014	2013
Sales of products	$37,542	$35,556	$19,527	$19,238
Sales of services	4,968	5,152	2,518	2,577
Total revenues	42,510	40,708	22,045	21,815

Cost of products	(31,932)	(30,165)	(16,674)	(16,437)
Cost of services	(3,999)	(4,004)	(1,979)	(1,995)
Boeing Capital interest expense	(35)	(37)	(17)	(18)
Total costs and expenses	(35,966)	(34,206)	(18,670)	(18,450)
	6,544	6,502	3,375	3,365
Income from operating investments, net	120	88	61	43
General and administrative expense	(1,795)	(1,900)	(918)	(929)
Research and development expense, net	(1,542)	(1,468)	(733)	(763)
Gain on dispositions, net	2	22	2
Earnings from operations	3,329	3,244	1,787	1,716
Other income, net	20	22	11	13
Interest and debt expense	(173)	(195)	(81)	(96)
Earnings before income taxes	3,176	3,071	1,717	1,633
Income tax expense	(558)	(878)	(64)	(546)
Net earnings from continuing operations	2,618	2,193	1,653	1,087
Net gain on disposal of discontinued operations, net of taxes of $0, $0, $0 and $0		1		1
Net earnings	$2,618	$2,194	$1,653	$1,088
Basic earnings per share from continuing operations	$3.55	$2.88	$2.26	$1.43
Net gain on disposal of discontinued operations, net of taxes
Basic earnings per share	$3.55	$2.88	$2.26	$1.43
Diluted earnings per share from continuing operations	$3.50	$2.85	$2.24	$1.41
Net gain on disposal of discontinued operations, net of taxes
Diluted earnings per share	$3.50	$2.85	$2.24	$1.41
Cash dividends paid per share	$1.46	$0.97	$0.73	$0.485
Weighted average diluted shares (millions)	747.4	770.1	740.1	771.8

The Boeing Company and Subsidiaries
Consolidated Statements of Financial Position
(Unaudited)

(Dollars in millions, except per share data)	June 30 2014	December 31 2013
Assets
Cash and cash equivalents	$7,533	$9,088
Short-term and other investments	3,797	6,170
Accounts receivable, net	7,694	6,546
Current portion of customer financing, net	237	344
Deferred income taxes	15	14
Inventories, net of advances and progress billings	46,251	42,912
Total current assets	65,527	65,074
Customer financing, net	3,180	3,627
Property, plant and equipment, net of accumulated depreciation of $15,424 and $15,070	10,449	10,224
Goodwill	5,139	5,043
Acquired intangible assets, net	3,004	3,052
Deferred income taxes	2,664	2,939
Investments	1,196	1,204
Other assets, net of accumulated amortization of $420 and $448	1,578	1,500
Total assets	$92,737	$92,663
Liabilities and equity
Accounts payable	$11,060	$9,498
Accrued liabilities	13,222	14,131
Advances and billings in excess of related costs	21,244	20,027
Deferred income taxes and income taxes payable	6,222	6,267
Short-term debt and current portion of long-term debt	1,591	1,563
Total current liabilities	53,339	51,486
Accrued retiree health care	6,506	6,528
Accrued pension plan liability, net	9,812	10,474
Non-current income taxes payable	740	156
Other long-term liabilities	864	950
Long-term debt	7,292	8,072
Shareholders’ equity:
Common stock, par value $5.00 – 1,200,000,000 shares authorized; 1,012,261,159 shares issued	5,061	5,061
Additional paid-in capital	4,524	4,415
Treasury stock, at cost – 290,904,517 and 264,882,461 shares	(21,381)	(17,671)
Retained earnings	34,516	32,964
Accumulated other comprehensive loss	(8,659)	(9,894)
Total shareholders’ equity	14,061	14,875
Noncontrolling interests	123	122
Total equity	14,184	14,997
Total liabilities and equity	$92,737	$92,663

The Boeing Company and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Six months ended June 30
(Dollars in millions)	2014	2013
Cash flows – operating activities:
Net earnings	$2,618	$2,194
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash items –
Share-based plans expense	101	107
Depreciation and amortization	900	865
Investment/asset impairment charges, net	36	26
Customer financing valuation benefit	(26)	(5)
Gain on disposal of discontinued operations		(1)
Gain on dispositions, net	(2)	(22)
Other charges and credits, net	87	31
Excess tax benefits from share-based payment arrangements	(97)	(47)
Changes in assets and liabilities –
Accounts receivable	(1,286)	(550)
Inventories, net of advances and progress billings	(3,402)	(2,614)
Accounts payable	1,783	848
Accrued liabilities	(913)	(682)
Advances and billings in excess of related costs	1,217	1,472
Income taxes receivable, payable and deferred	394	608
Other long-term liabilities	(88)	(60)
Pension and other postretirement plans	1,118	1,638
Customer financing, net	466	188
Other	15	(5)
Net cash provided by operating activities	2,921	3,991
Cash flows – investing activities:
Property, plant and equipment additions	(946)	(976)
Property, plant and equipment reductions	17	44
Acquisitions, net of cash acquired	(163)	(26)
Contributions to investments	(5,657)	(7,045)
Proceeds from investments	8,030	4,632
Net cash provided/(used) by investing activities	1,281	(3,371)
Cash flows – financing activities:
New borrowings	85	531
Debt repayments	(854)	(1,361)
Payments to noncontrolling interests	(12)
Repayments of distribution rights and other asset financing	(184)	(139)
Stock options exercised, other	261	484
Excess tax benefits from share-based payment arrangements	97	47
Employee taxes on certain share-based payment arrangements	(88)	(57)
Common shares repurchased	(3,998)	(1,000)
Dividends paid	(1,071)	(735)
Net cash used by financing activities	(5,764)	(2,230)
Effect of exchange rate changes on cash and cash equivalents	7	(37)
Net decrease in cash and cash equivalents	(1,555)	(1,647)
Cash and cash equivalents at beginning of year	9,088	10,341
Cash and cash equivalents at end of period	$7,533	$8,694

The Boeing Company and Subsidiaries
Summary of Business Segment Data
(Unaudited)

	Six months ended June 30		Three months ended June 30
(Dollars in millions)	2014	2013	2014	2013
Revenues:
Commercial Airplanes	$27,041	$24,314	$14,304	$13,624
Defense, Space & Security:
Boeing Military Aircraft	6,981	7,621	3,523	3,641
Network & Space Systems	3,796	4,009	1,920	2,049
Global Services & Support	4,603	4,666	2,304	2,496
Total Defense, Space & Security	15,380	16,296	7,747	8,186
Boeing Capital	172	209	90	104
Other segment	42	54	22	27
Unallocated items and eliminations	(125)	(165)	(118)	(126)
Total revenues	$42,510	$40,708	$22,045	$21,815
Earnings from operations:
Commercial Airplanes	$3,052	$2,672	$1,550	$1,453
Defense, Space & Security:
Boeing Military Aircraft	497	813	165	386
Network & Space Systems	318	293	150	137
Global Services & Support	545	502	267	253
Total Defense, Space & Security	1,360	1,608	582	776
Boeing Capital	77	63	33	19
Other segment	(110)	(101)	(48)	(43)
Unallocated items and eliminations	(1,050)	(998)	(330)	(489)
Earnings from operations	3,329	3,244	1,787	1,716
Other income, net	20	22	11	13
Interest and debt expense	(173)	(195)	(81)	(96)
Earnings before income taxes	3,176	3,071	1,717	1,633
Income tax expense	(558)	(878)	(64)	(546)
Net earnings from continuing operations	2,618	2,193	1,653	1,087
Net gain on disposal of discontinued operations, net of taxes of $0, $0, $0 and $0		1		1
Net earnings	$2,618	$2,194	$1,653	$1,088

Research and development expense, net:
Commercial Airplanes	$970	$865	$441	$446
Defense, Space & Security	577	579	297	307
Other	(5)	24	(5)	10
Total research and development expense, net	$1,542	$1,468	$733	$763

Unallocated items and eliminations:
Share-based plans	($44)	($53)	($20)	($22)
Deferred compensation	(19)	(102)	(26)	(46)
Amortization of previously capitalized interest	(36)	(34)	(18)	(17)
Eliminations and other	(194)	(158)	(62)	(92)
Sub-total (included in core operating earnings)	(293)	(347)	(126)	(177)
Pension	(804)	(689)	(228)	(331)
Postretirement	47	38	24	19
Total unallocated items and eliminations	($1,050)	($998)	($330)	($489)

The Boeing Company and Subsidiaries
Operating and Financial Data
(Unaudited)

Deliveries	Six months ended June 30			Three months ended June 30
Commercial Airplanes	2014	2013		2014	2013
737	239	218		124	116
747	6	12		2	6
767	1	12		1	8
777	48	47		24	23
787	48	17	(1)	30	16	(1)
Total	342	306		181	169
Note: Deliveries under operating lease are identified by parentheses.

Defense, Space & Security
Boeing Military Aircraft
F/A-18 Models	23	24		12	12
F-15E Eagle	8	3		4
C-17 Globemaster III	5	6		2	3
CH-47 Chinook	32	17		15	8
AH-64 Apache	19	20		9	5
P-8 Models	2	5		2	3

Global Services & Support
AEW&C	2			1

Network & Space Systems
Commercial and Civil Satellites	2	1		2

Contractual backlog (Dollars in billions)	June 30 2014	March 31 2014	December 31 2013
Commercial Airplanes	$376.3	$374.0	$373.0
Defense, Space & Security:
Boeing Military Aircraft	23.8	23.2	23.6
Network & Space Systems	9.6	9.4	9.8
Global Services & Support	16.3	16.1	16.2
Total Defense, Space & Security	49.7	48.7	49.6
Total contractual backlog	$426.0	$422.7	$422.6
Unobligated backlog	$14.3	$17.1	$18.3
Total backlog	$440.3	$439.8	$440.9
Workforce	169,300	169,000	168,400

The Boeing Company and Subsidiaries
Reconciliation of Non-GAAP Measures
Core Operating Earnings, Core Operating Margin and Core Earnings Per Share
(Unaudited)

The tables provided below reconcile the non-GAAP financial measures core operating earnings, core operating margin and core earnings per share with the most directly comparable GAAP financial measures, earnings from operations, operating margin and diluted earnings per share. See page 7 of this release for additional information on the use of these non-GAAP financial measures.

	Second Quarter		First Half		Guidance
	2014	2013	2014	2013	2014
Revenues	$22,045	$21,815	$42,510	$40,708

GAAP Earnings From Operations	$1,787	$1,716	$3,329	$3,244
GAAP Operating Margin	8.1%	7.9%	7.8%	8.0%

Unallocated Pension/Postretirement Expense	$204	$312	$757	$651	~ $1,200
Core Operating Earnings (non-GAAP)	$1,991	$2,028	$4,086	$3,895
Core Operating Margin (non-GAAP)	9.0%	9.3%	9.6%	9.6%

Increase/(Decrease) in GAAP Earnings From Operations	4%		3%

GAAP Diluted Earnings Per Share	$2.24	$1.41	$3.50	$2.85	$6.85 - $7.05
Unallocated Pension/Postretirement Expense[1]	$0.18	$0.26	$0.66	$0.55	$1.05
Core Earnings Per Share (non-GAAP)	$2.42	$1.67	$4.16	$3.40	$7.90 - $8.10

Weighted Average Diluted Shares (millions)	740.1	771.8	747.4	770.1	~ 740
Increase in GAAP Earnings Per Share	59%		23%
Increase in Core Earnings Per Share	45%		22%

1 Earnings per share impact is presented net of the federal statutory tax rate of 35.0 percent.